EXHIBIT 10.2

ArcBest Executive Officer Annual Incentive Compensation Plan

ArcBest Executive Officer Annual Incentive Compensation Plan

Pursuant to the ArcBest Corporation (“ArcBest” or “Company”) Executive Officer Incentive Compensation Plan (the “Governing Plan”), the Committee has adopted this Executive Officer Annual Incentive Compensation Plan (the “Plan”), which includes the following performance measures as set forth herein: Operating Income (“Operating Income Component”) and Return on Capital Employed (“ROCE Component”). The weighting of the performance measures and the Executive Officers eligible to participate with respect to a Measurement Period will be set forth by the Committee for the designated Measurement Period in the appendices to this Plan.

I. Defined Terms

Unless otherwise defined in this Section I, capitalized terms in this Plan shall have the same meaning as in the Governing Plan, except where the context otherwise requires.

Base Salary.  Base Salary is defined as total base salary earned, while an eligible Participant in the Plan, for the designated Measurement Period.  Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Governing Plan, the Company’s Short-Term Disability Policy, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

Measurement Period.  The Measurement Period is defined as the period of time over which performance is measured and the Final Award is calculated as set forth in the appendices to this Plan.

Operating Income. Operating Income is defined as operating income for the Measurement Period as shown by the consolidated financial statements and consistent with the historical determination of operating income in ArcBest’s consolidated financial statements.

Return on Capital Employed. Return on Capital Employed or “ROCE” is defined as ArcBest’s return on capital employed for the Measurement Period, which is calculated as the result of the following ratio:

Net Income + After-tax Effect of Interest Expense

+ After-tax Effect of Imputed Interest Expense + After-tax Effect of Amortization of intangibles

– After-tax Effect of Income from

Cash and Short-term Investments Attributable to the reduction in Average Debt

Average Equity + Average Debt + Average Imputed Debt

The terms used in the ROCE calculation shall be defined as follows:

A.	Net Income means consolidated net income determined in accordance with Generally Accepted Accounting Principles.
B.	Interest Expense means (i) interest on all long and short-term indebtedness, including capital leases, and other interest-bearing obligations, and (ii) deferred financing cost amortization and other financing costs including letters of credit fees, reduced by the amount of interest expense on debt not included in Average Debt as defined below.
C.	Imputed Interest Expense means the interest attributable to Average Imputed Debt assuming an interest rate of 7.5%.
D.	Amortization of Intangibles means amortization of intangibles and depreciation of software related to acquired businesses including any writedown or impairment charge related to those assets.
E.	Income from Cash and Short-term Investments Attributable to the reduction in Average Debt means income earned on the amount by which Average Debt is reduced at the average interest rate earned in cash and short-term investments for the Measurement Period.

EXHIBIT 10.2

ArcBest Executive Officer Annual Incentive Compensation Plan

F.	Average Equity means the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.
G.	Average Debt means the average of the beginning of the year and the end of the year current and long-term debt, with beginning of the year and end of the year current and long-term debt reduced by the respective amount of the beginning of the year and end of the year total of unrestricted cash, cash equivalents and short-term investments, and limited to a reduction of debt to zero.
H.	Average Imputed Debt means the average of the beginning of the year and the end of the year present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

II. Participants

Participants in the Plan are listed in Appendix C for the designated Measurement Period. Certain employees or positions may be specifically included or excluded by the Committee. Participation in one Measurement Period does not guarantee participation in any other Measurement Period.

III. Corporate Performance Metrics

Operating Income Component: The Individual Award Opportunities provided by the Operating Income Component are based on (a) achieving certain levels of Operating Income in the Measurement Period, and (b) your Target Payout Factor. The formula below illustrates how this portion of your Final Award is computed:

Your Final Award = [Performance Factor Earned x your Target Payout Factor x your Base Salary x the Operating Income Component Weighting]

A. Performance Factor Earned. Your Performance Factor Earned for the Operating Income Component is shown in Appendix A and depends on the Operating Income achieved by ArcBest for the Measurement Period.

B. Target Payout Factor. Your Target Payout Factor is a percentage of your Base Salary. The Target Payout Factors are listed in Appendix C.

ROCE Component: The Individual Award Opportunities provided by the ROCE Component are based on (a) achieving certain levels of performance for ArcBest’s ROCE for the Measurement Period and (b) your Target Payout Factor. The formula below illustrates how this portion of your Final Award is computed:

Your Final Award = [Performance Factor Earned x your Target Payout Factor x your Base Salary x the ROCE Component Weighting]

A. Performance Factor Earned. Your Performance Factor Earned for the ROCE Component is shown in Appendix B and depends on the ROCE achieved by ArcBest for the Measurement Period.

B. Target Payout Factor. Your Target Payout Factor is a percentage of your Base Salary. The Target Payout Factors are listed in Appendix C.

Computation: If the performance result for a component falls between two rows on Appendix A or Appendix B, interpolation is used to determine the factor used in the computation of the incentive.

An example of the computation of an individual award opportunity is as follows:

Base Salary during the Measurement Period: $200,000

Target Payout Factor: 40%

Operating Income: $248,000,000 (assume this results in a 50% Performance Factor Earned)

ROCE:  14.7% (assume this results in a 121% Performance Factor Earned)

EXHIBIT 10.2

ArcBest Executive Officer Annual Incentive Compensation Plan

Operating Income ROCE Total

Base Salary $200,000 $200,000

Your Target Payout Factor 40% 40%

Performance Factor Earned 50% 121%

Weighting 60% 40%

Your Final Award $24,000 $38,720$62,720

Maximum Amounts: The Committee has established maximum incentive amounts based on a maximum Performance Factor Earned of 250% of your Target Payout Factor for the Operating Income Component and 250% of your Target Payout Factor for the ROCE Component subject to the applicable weighting for each component as provided in Appendix A and Appendix B.

Required Adjustments: Adjustments to Operating Income and ROCE shall be made by the Company in accordance with the Policy Regarding Required Adjustments under the ArcBest Executive Officer Annual Incentive Compensation Plan and the ArcBest Executive Officer Long-Term (3-Year) Incentive Compensation Plan.

IV. Effect of Certain Events

In the event a Participant takes a paid leave of absence for any reason, excluding Disability, which exceeds ninety (90) days during a Measurement Period, the Participant’s Final Award shall be reduced on a pro rata basis to account for such leave of absence.

Except as otherwise set forth below, upon termination of a Participant’s employment, the Participant’s Final Award shall be paid (or forfeited) as set forth in the Governing Plan.

A.Retirement.  Upon termination of a Participant’s employment with the Company or any Subsidiary by reason of Participant’s Retirement, the Participant’s Final Award shall be calculated based on the Participant’s Base Salary from the first day of the Measurement Period through the date of termination of employment. Notwithstanding the foregoing, the Participant must have completed at least ninety (90) days of the Measurement Period to be entitled to a Final Award.
B.Death or Disability. Upon termination of a Participant’s employment with the Company or any Subsidiary by reason of Participant’s death or Disability, the Participant’s Final Award shall be calculated based on the Participant’s Base Salary from the first day of the Measurement Period through the date of termination of employment.

V. Executive Officer Incentive Compensation Plan

No term or provision in this Plan may conflict with any term or provision of the Governing Plan. It is specifically intended that the Plan, Operating Income Component, ROCE Component and the corresponding appendices be an “Individual Award Opportunity” and the incentives paid hereunder be a “Final Award” under the terms of the Governing Plan.

EXHIBIT 10.2

ArcBest Executive Officer Annual Incentive Compensation Plan

Appendix A: Operating Income Component

The Committee has adopted this Operating Income Component for the 1/1/[ ] to 12/31/[ ] Measurement Period.

	Operating Income	Performance Factor Earned

Threshold	$[ ]	50%
Target	$[ ]	100%
Maximum	$[ ]	250%

Operating Income Component Weighting: [ ] %

EXHIBIT 10.2

ArcBest Executive Officer Annual Incentive Compensation Plan

Appendix B: ROCE Component

The Committee has adopted this ROCE Component for the 1/1/[ ] to 12/31/[ ] Measurement Period.

	ROCE	Performance Factor Earned

Threshold	[ ]%	50%
Target	[ ]%	100%
Maximum	[ ]%	250%

ROCE Component Weighting: [ ] %

EXHIBIT 10.2

ArcBest Executive Officer Annual Incentive Compensation Plan

Appendix C: Participants and Target Payout Factors

The Committee has designated the following Plan Participants and Target Payout Factors for the 1/1/[ ] to 12/31/[ ] Measurement Period. If you are promoted to an eligible position after November 30, [ ], you will not be eligible to participate in the Plan with respect to this Measurement Period.

Participants	Target Payout Factor
[NAME]	[ ]%